UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Corcept Therapeutics Incorporated
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Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025

Notice of Annual Meeting of Stockholders
To Be Held on May 27, 2020

Dear Stockholder:
The Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, will be held on Wednesday, May 27, 2020 at 7:30 a.m. local time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the Internet at www.cstproxy.com/corcept/2020 by using the 12-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompany your proxy materials.
The annual meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect seven directors to hold office until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
3.To conduct a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.
4.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 17, 2020 will be entitled to notice of, and to vote at, such virtual meeting via the internet or any adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Charles Robb

Charles Robb
Chief Financial Officer and Secretary
Menlo Park, California
April 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 27, 2020
Our 2020 Proxy Materials are available at www.corcept.com/proxymaterials/2020
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE AT THE VIRTUAL MEETING EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
650-327-3270

PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
General
We are furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the “Company”) to be held on Wednesday, May 27, 2020 at 7:30 a.m. local time, virtually at www.cstproxy.com/corcept/2020 and at any adjournments thereof (the “2020 Annual Meeting”). There will be no physical meeting location. The meeting will only be conducted via an audio webcast. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 29, 2020.

Who Can Vote
Only holders of our common stock at the close of business on April 17, 2020 (the “Record Date”) are entitled to vote at the 2020 Annual Meeting. Stockholders who hold shares of our common stock in “street name” may vote at the 2020 Annual Meeting only if they hold a valid proxy from their broker. If a bank, broker or other intermediary is the record holder of your stock on the Record Date you must obtain and submit a legal proxy from your broker or other intermediary as the record holder and a letter from your broker or other intermediary showing that you were the beneficial owner of your shares on the Record Date.

Shares Outstanding and Quorum
As of the Record Date, there were 114,601,708 shares of our common stock outstanding. A majority of the outstanding shares of our common stock entitled to vote at the 2020 Annual Meeting must be present in person or by proxy, or by remote communication, if applicable, in order for there to be a quorum at the meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the 2020 Annual Meeting. Stockholders of record who are present at the meeting in person or by proxy, or by remote communication, if applicable, and who withhold votes or abstain from voting and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.

Voting Rights
Each stockholder of record is entitled to one vote at the 2020 Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders may vote their shares by using the proxy card enclosed with this proxy statement. Stockholders do not have cumulative voting rights. All proxies we receive which are properly voted, whether by signed proxy card or by telephonic or internet voting, and that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote or an abstention, the shares represented by that proxy will be voted (a) for each of the nominees to the Board listed on the proxy card and in this proxy statement (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and (c) for the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. We are not aware, as of the date hereof, of any matters to be voted upon at the 2020 Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the 2020 Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

You may still attend the 2020 Annual Meeting and vote by following the instructions described below in person even if you have already voted by proxy. You may vote your shares at www.cstproxy.com/corcept/2020 during the 2020 Annual Meeting. You will need the 12-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials. For additional details on the virtual meeting, please see page 2 of this proxy statement.

Votes Required to Approve Each Proposal
The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting, whether present in person or by proxy, or by remote communication, if applicable, shall constitute a quorum for the 2020 Annual Meeting.  If a quorum is not present at the meeting, the chairman of the meeting may adjourn the meeting to another place, date or time. If a quorum exists at the 2020 Annual Meeting, the stockholders will be entitled to vote on the following proposals:

•election of directors (Proposal No. 1);
•ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 2); and
•the advisory vote to approve the compensation of our named executive officers (Proposal No. 3).

Directors will be elected by a plurality of the votes cast, which means that the seven director nominees who receive the highest number of shares voted “FOR” their election will be elected.

Adoption of all other proposals requires the affirmative vote of a majority of the votes case affirmatively or negatively, meaning that the number of shares voted “FOR” a proposal must exceed the number of shares voted “against” such proposal.

Withhold votes, abstentions and broker non-votes will have no impact on the outcome of the proposals and will only be counted for purpose of determining whether a quorum exists.

Revocability of Proxies
A stockholder of record may revoke a proxy at any time before it is voted at the 2020 Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our company at 149 Commonwealth Drive, Menlo Park, California 94025 or (b) attending the virtual 2020 Annual Meeting and voting at the meeting by following the instructions above. Attendance at the 2020 Annual Meeting will not revoke a proxy unless the stockholder votes in person at the virtual meeting.

Attendance at the Virtual 2020 Annual Meeting
The live audio webcast of the 2020 Annual Meeting will begin promptly at 7:30 a.m. local time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the 2020 Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the 2020 Annual Meeting, stockholders will need to log-in to www.cstproxy.com/corcept/2020 using the 12-digit control number on the proxy card or voting instruction form.

Submission of Questions at the Virtual 2020 Annual Meeting
An online portal will be available to our stockholders at www.cstproxy.com/corcept/2020 at the 2020 Annual Meeting. By accessing this portal, stockholders will be able to submit questions and vote at the 2020 Annual Meeting. Stockholders may also submit questions and vote on the day of, or during, the 2020 Annual Meeting on www.cstproxy.com/corcept/2020. To demonstrate proof of stock ownership, you will need to enter the 12-digit control number received with your proxy card or voting instruction form to submit questions and vote at our 2020 Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the 2020 Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the 2020 Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once.

Technical Assistance Provided Before and During the Virtual 2020 Annual Meeting
Beginning 15 minutes prior to the start of and during the virtual 2020 Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at:

1-917-262-2373 (U.S. Domestic Toll Free)
1-917-262-2373 (International)

Solicitation of Proxies
The proxy card accompanying this proxy statement is solicited by our Board. We will pay the costs of soliciting proxies. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone without receiving additional compensation. If requested, we will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners the reasonable out-of-pocket cost of forwarding the proxy statement and proxy card to stockholders.

Householding of Proxy Materials
“Householding” is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement from us or a bank, broker or other intermediary, unless one or more of these stockholders notifies us, the bank, broker or other intermediary that they wish to continue to receive individual copies. We do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.

If you hold shares in street name, your bank, broker or other intermediary may deliver only one copy of our proxy statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS
At the 2020 Annual Meeting, the stockholders will vote on the election of seven directors, each to serve until the annual meeting of stockholders in 2021 and until their successors are duly elected and qualified.

The name, age at March 31, 2020 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
James N. Wilson (1)	76	Chairman of the Board
Gregg Alton (1)	54	Former Chief Patent Officer of Gilead Sciences, Inc.
G. Leonard Baker, Jr. (1) (2)	77	Venture Capitalist
Joseph K. Belanoff, M.D.	62	Chief Executive Officer and President
David L. Mahoney (2) (3)	65	Private Investor
Kimberly Park (1) (3)	56	Former Global Vice President of Merck & Co.
Daniel N. Swisher, Jr. (2) (3)	57	President and Chief Operating Officer of Jazz Pharmaceuticals plc

(1)Member of Corporate Governance and Nominating Committee
(2)Member of Compensation Committee
(3)Member of Audit Committee

Our director nominees have acted throughout their careers with integrity, honesty and adherence to high ethical standards and have demonstrated business acumen and sound judgment we believe will benefit Corcept and allow them to fulfill their responsibilities as Board members.

James N. Wilson has served as a director and as Chairman of our Board since 1999. From 2005 to 2018, he was also a member of the board of directors of NuGEN Technologies, Inc. (“NuGEN”), a provider of systems for genomic analysis. From 2002 to 2009, Mr. Wilson served as the lead independent director of Amylin Pharmaceuticals, Inc. (“Amylin”), a publicly-traded biopharmaceutical company, and from 1996 to 2001, he was Chairman of the board of directors of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G. From 1991 to 1994, Mr. Wilson was Chief Operating Officer of Syntex Corporation (“Syntex”), which was acquired by Roche Holding, Ltd. From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation (“Neurex”), which was acquired by Elan Corporation plc. From 1982 to 1988, he was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company. Mr. Wilson received his B.A. and M.B.A. from the University of Arizona. Mr. Wilson brings to our Board experience in the biotechnology industry, as both a senior executive and director.

Gregg Alton became a member of our Board in March 2020. Mr. Alton served as Chief Patent Officer of Gilead Sciences, Inc. (“Gilea”) until January 2020. Since joining Gilead in 1999, Mr. Alton has held a number of positions at the company with experience in legal, medical affairs, policy and commercial. He previously served as Interim Chief Executive Officer and General Counsel. Prior to joining Gilead, he was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board of directors of Enochian Biosciences Inc., a public biotechnology company. He also serves as a member of the board of directors of several private companies, including Collidion, Inc., the AIDS Institute, the Boys and Girls Clubs of Oakland, and the Partners in Health Board of Trustees. He serves on the U.S. government’s Presidents Advisory Council on HIV and AIDS and the advisory boards for UCSF Global Health Group and the UC Berkeley College of Letters and Science. Mr. Alton received a B.A. in legal studies from the University of California at Berkeley and a J.D. from Stanford University. Mr. Alton brings to our Board extensive experience in the pharmaceutical industry as a senior executive with responsibilities for legal, regulatory and medical affairs, strategy, operations and patient relations.

G. Leonard Baker, Jr. has served as a member of our Board since 1999. Since 1973, Mr. Baker has been a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm in Palo Alto, California. Mr. Baker currently serves on the board of directors of private companies and non-profits. He received his B.A. from Yale University and his

M.B.A. from Stanford University. Mr. Baker brings to our Board expertise in finance, strategic transactions and business operations.

Joseph K. Belanoff, M.D. is a co-founder of our company and has served as a member of our Board and our Chief Executive Officer since Corcept’s inception in 1999, and as our President since 2014. Dr. Belanoff is an Adjunct Professor of Psychiatry at Stanford University (School of Medicine), where he has held positions in the Department of Psychiatry and Behavioral Sciences since 1992. Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons. Dr. Belanoff brings to our Board a deep knowledge of our research and development programs and commercial operations. He also has expertise in drug discovery and development and clinical medicine.

David L. Mahoney is a private investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare supply management and information technology company, and as Chief Executive Officer of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney serves on the board of directors of Adamas Pharmaceuticals (Adamas), a publicly traded pharmaceutical company, including as Chairman, and chair of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011 and as a member of the board of directors from 2003 to 2019. He also serves on the board of directors of several privately-held organizations including San Francisco Museum of Modern Art, Mercy Corps and Mount Holyoke College and is a Trustee of the Schwab/Laudus Family of Funds. Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University. Mr. Mahoney brings to our Board experience in pharmaceutical distribution, fiscal management and in healthcare and technology company operations.

Kimberly Park became a member of our Board in September 2019. She was Global Vice President of Customer Strategy and Innovation at Merck & Co. from 2014 to 2018 and also held global and U.S. leadership roles at Merck from 1997 to 2005, including U.S. Vice President of Managed Care Marketing. From 2005 to 2014, Ms. Park served in senior leadership roles at Johnson and Johnson, including Founding Partner and Global Vice President of Janssen Healthcare Innovation from 2010 to 2014 and U.S. Vice President of Primary Care Sales and Marketing of Janssen Pharmaceuticals from 2005 to 2010. Prior to joining Merck, Ms. Park held U.S. and global commercial leadership positions at GlaxoSmithKline plc. Ms. Park currently serves on the board of directors of Besser Company, a manufacturer of equipment for the building materials industry, and as a trustee for two private foundations. She is a Mentor for Philadelphia Alliance of Capital and Technology. Ms. Park received her BA in International Business from the University of Michigan. She brings to our Board experience in pharmaceutical marketing, sales, and healthcare innovation.

Daniel N. Swisher, Jr. became a member of our Board in June 2015. He has been the President and Chief Operating Officer of Jazz Pharmaceuticals since January 2018. From 2003 to December 2017, he was Chief Executive Officer and a member of the board of directors of Sunesis Pharmaceuticals, a clinical-stage biopharmaceutical company. From 2005 to 2017, he was also its President. He joined Sunesis in 2001 and had previously served as the company’s chief business officer and chief financial officer. Prior to that, Mr. Swisher held a range of senior management roles, including Senior Vice president of Sales and Marketing at ALZA Corporation, a pharmaceutical and medical systems company, from 1992 to 2001. Mr. Swisher has served as Chairman of the board of directors of Cerus Corporation, a publicly traded biopharmaceutical company, since 2013. Mr. Swisher received his B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Swisher brings to our Board experience in pharmaceutical industry development, sales, marketing, operations and finance.

There are no family relationships among any of our directors or named executive officers.

DIRECTOR NOMINATION
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as directors and providing oversight with respect to corporate governance and ethical conduct by Corcept’s directors, officers and employees. The Corporate Governance and Nominating Committee currently consists of Gregg Alton (Chairman), G. Leonard Baker, Jr., Kimberly Park and James N. Wilson. Following the 2020 Annual Meeting of Stockholders, assuming the election of each director nominee, membership of the Corporate Governance and Nominating Committee will not change. The Board has determined that all members of the Corporate Governance and Nominating Committee are independent under the rules of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee met four times during 2019. The Corporate Governance and Nominating Committee recommends director candidates to the Board for review and approval, and its charter is available at www.corcept.com.

The information below describes the criteria the Corporate Governance and Nominating Committee applies and the process it uses to evaluate candidates for director.

Board Membership Criteria. The Corporate Governance and Nominating Committee’s goal is to identify director candidates with a broad diversity of background and experience who have the skills and judgment to serve successfully on our Board. The Corporate Governance and Nominating Committee seeks to ensure that a majority of the directors are independent under the rules of the Nasdaq Stock Market, that the Audit Committee and Compensation Committee are composed of independent directors, and that members of the Audit Committee possess the accounting and financial expertise the Nasdaq Stock Market and SEC rules require.

Process for Identifying and Evaluating Nominees. With the assistance as it deems appropriate of other members of the Board, Corcept’s management and in some cases a third-party search firm, the Corporate Governance and Nominating Committee identifies candidates who have the qualities and skills being sought. The Corporate Governance and Nominating Committee will also consider recommendations for nominees by stockholders.

With respect to candidates for initial election to the Board, the Corporate Governance and Nominating Committee reviews biographical information and qualifications and checks the candidate’s references. Qualified candidates are interviewed by at least one member of the Corporate Governance and Nominating Committee. Serious candidates meet, either in person or by telephone, with all members of the Corporate Governance and Nominating Committee and as many other members of the Board as practicable.

Candidates recommended by the Corporate Governance and Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. A similar process would be used to evaluate nominees recommended by stockholders.

Stockholders Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Such nominations should be submitted to the Secretary of our Company and should include the following information: (a) all information required by Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and willingness to serve as a director; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) biographical information and a statement as to the qualifications of the nominee. Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2021 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our company at our principal executive offices not earlier than 120 days (December 30, 2020) and not later than 90 days (January 29, 2021) prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Nominees to the Board of Directors for the 2020 Annual Meeting. The nominees for election at this 2020 Annual Meeting were recommended for selection by the Corporate Governance and Nominating Committee and were selected by the Board.

BOARD MEETINGS AND COMMITTEES
In addition to the Corporate Governance and Nominating Committee, the Board has Audit and Compensation Committees. The Audit Committee met five times and the Compensation Committee met one time in 2019. Each member of the Board attended 75 percent or more of the total number of Board meetings and meetings of Board committees on which such Board member served. The Board met four times in 2019. The independent directors of the Board met in executive sessions four times in 2019.

We encourage our directors to attend the annual stockholder meeting. Two of our directors attended the 2019 annual stockholder meeting.

Audit Committee. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and financial statement audits. Its responsibilities include appointing and compensating the independent registered public accounting firm for its audit of our accounts, reviewing the scope and results of these independent audits, reviewing and evaluating our accounting policies, and approving the professional services our independent registered public accounting firm provides to us. The Audit Committee consists of Daniel N. Swisher, Jr. (Chairman), David L. Mahoney and Kimberly Park. Following the 2020 Annual Meeting of Stockholders, assuming the election of each director nominee, Audit Committee membership will not change. The Board has determined that all members of the Audit Committee are independent under the rules of the Nasdaq Stock Market and that each of them can read and understand financial statements. The Board has also determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act and that each of Messrs. Swisher and Mahoney, and Ms. Park qualifies as an “Audit Committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act. The Audit Committee charter is available at www.corcept.com.

Compensation Committee. The Compensation Committee consists of David L. Mahoney (Chairman), G. Leonard Baker, Jr and Daniel N. Swisher, Jr. Following the 2020 Annual Meeting of Stockholders, assuming the election of each director nominee, the Compensation Committee will not change. The Board has determined that all members of the Compensation Committee are independent under the rules of the Nasdaq Stock Market. The Compensation Committee reviews and approves, subject to stockholder or Board approval as required, (i) our incentive, equity-based compensatory plans and (ii) any benefit, compensation or severance arrangements with our named executive officers or in which they participate. In addition, the Committee reviews and approves corporate goals relevant to our chief executive officer’s compensation and recommends the structure and amount of such compensation to the Board for its review and approval. The Committee also reviews the compensation and benefits offered to nonemployee directors and recommends changes to the Board, as appropriate. The Committee’s charter permits it to delegate its authority and responsibilities to individual members of the Committee or to a subcommittee of Committee members. The Compensation Committee charter is available at www.corcept.com.

BOARD LEADERSHIP AND ROLE IN RISK OVERSIGHT
Board Leadership. We are committed to sound corporate governance and value independent board oversight as essential to good corporate performance. Six of our seven directors qualify as independent under the rules of the Nasdaq Stock Market. Following the 2020 Annual Meeting of Stockholders, assuming the election of each director nominee, the number of directors who are independent will not change. In February 2020, our Board reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment. The Board also reviewed the independence of Gregg Alton upon his appointment on March 12, 2020. The Board has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market:

James N. Wilson
Gregg Alton
G. Leonard Baker, Jr.
David L. Mahoney
Kimberly Park
Daniel N. Swisher, Jr.

Our Board also determined that Daniel M. Bradbury and Renée D. Galá, who served as board members for part of 2019, were independent under the rules of the Nasdaq Stock Market.

In accordance with our Amended and Restated Bylaws, our Board appoints our officers. The Board does not have a policy as to whether the role of the Chairman of the Board and Chief Executive Officer should be separate and whether a lead independent director should be selected. Currently, we separate the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for setting Corcept’s strategic direction and its day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Our Chief Executive Officer is an employee and is therefore not deemed “independent.” Our Board believes that its leadership is appropriate for Corcept and its stockholders.

Risk Oversight. The Board oversees our exposure to risk and the steps we have undertaken to mitigate those risks. The Board assesses the risks we face and reviews our strategic plan at least annually. Although the Board bears ultimate responsibility for the Company’s risk management, the Audit Committee oversees management of risks arising from our accounting policies and practices, financial reporting, SEC compliance and potential director or named executive officer conflicts of interest. The Compensation Committee oversees director and executive officer compensation and strives to create compensation incentives that discourage risk-taking inconsistent with our business strategy. The Corporate Governance and Nominating Committee oversees management of risks associated with corporate governance and regulatory compliance. Each committee meets regularly with Corcept management and reports to the full Board. Our Executive Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, Senior Vice President, Research and Senior Vice President, Commercial, meets regularly to monitor the impact of the COVID-19 pandemic and to review and approve measures to mitigate pandemic-related risks. Management has provided members of the Board with regular updates regarding the pandemic’s effects and our response to them.

COMMUNICATIONS WITH DIRECTORS
Stockholders or other interested parties may communicate with any director or committee of our Board by writing to them c/o Secretary, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Corporate Governance and Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of our Compensation Committee is, or has been, an officer or employee of our company. None of our named executive officers serves or in the past year has served as a member of the board of directors of any entity that has one or more named executive officers serving on our Board or Compensation Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of March 31, 2020 and other information about them are set forth below:

Name	Age	Position
Joseph K. Belanoff, M.D.	62	Chief Executive Officer, President and Director
Andreas Grauer, M.D.	59	Chief Medical Officer
Charles Robb	57	Chief Financial Officer and Secretary
Sean Maduck	43	Senior Vice President, Commercial

Joseph K. Belanoff, M.D. Biographical information regarding Dr. Belanoff is set forth under “Nominees to Board of Directors.”

Andreas Grauer, M.D. has served as our Chief Medical Officer since March 2019. Prior to joining Corcept, Dr. Grauer spent more than ten years at Amgen in a variety of leadership roles, most recently as Vice President of Global Development, where he led or oversaw programs in therapeutic areas including bone, nephrology, and inflammation throughout all phases of development. Dr. Grauer also brings significant experience in regulatory filings across the world that culminated in multiple new drug application and biologic license application approvals. Before Amgen, he held senior executive positions at Procter & Gamble Pharmaceuticals. Dr. Grauer holds an M.D. from the University of Heidelberg Medical School, where he graduated magna cum laude. He is Board Certified in both internal medicine and endocrinology in Germany.

Charles Robb has served as our Chief Financial Officer since September 2011 and as our Secretary since January 2014. From 2005 to 2011, Mr. Robb served as the Senior Vice President of Operations, Administration and Finance of Fitness Anywhere, Inc., a private fitness equipment and training company with operations in the United States, Europe and Asia. From 2003 to 2005, Mr. Robb was engaged in the private practice of law. From 2000 to 2002, he was Senior Vice President of Citadon, Inc. He also held positions in business development for Nomura Asset Capital Corporation from 1998 to 1999 and in sales and marketing for Legal Research Network, Inc. from 1996 to 1998. From 1992 to 1996, Mr. Robb practiced law at Howard, Rice, Nemerovski, Canady, Falk & Rabkin. Mr. Robb earned a B.A. in English and Political Philosophy from Yale and a J.D. from Harvard Law School.

Sean Maduck has served as our Senior Vice President, Commercial since April 2016. Prior to that, he served as our Vice President, Sales & Marketing. Mr. Maduck joined Corcept in 2012, bringing to the company 12 years of pharmaceutical, biotechnology and management experience. From 2002 to 2012, he held positions in the Finance, Portfolio Planning, and Commercial functions at Genentech. Prior to Genentech, he was an investment banking analyst at W.R Hambrecht + Company. He currently serves on the Board of Directors of the Cancer Support Community – San Francisco Bay Area. Mr. Maduck earned an A.B. from Dartmouth College, a B.E. in Biomedical Engineering from the Thayer School of Engineering at Dartmouth College, and a Masters in Management from the Stanford Graduate School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2020 (or earlier with respect to information regarding former employees or that is based on filings with the SEC) by (a) each person known to us to own more than 5 percent of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other named executive officer named in the compensation tables appearing later in this proxy statement and (d) all directors and named executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable. Percentage of ownership is based on 114,595,076 shares of common stock outstanding as of March 31, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of March 31, 2020 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned
5 percent Stockholders
BlackRock, Inc. (3)	15,920,086	13.9%
Vanguard Group Inc. (4)	10,948,746	9.6%
Federated Investors, Inc. and affiliated entities (5)	8,874,400	7.7%
Ingalls & Snyder, LLC and affiliated entities (6)	8,285,930	7.2%
Renaissance Technologies (7)	7,768,214	6.8%
Directors and Named Executive Officers
Joseph K. Belanoff, M.D. (8)	5,992,963	5.1%
G. Leonard Baker, Jr. (9)	5,354,602	4.7%
James N. Wilson (10)	3,562,637	3.1%
Charles Robb (11)	1,532,980	1.3%
David L. Mahoney (12)	1,477,804	1.3%
Sean Maduck (13)	1,265,649	1.1%
Daniel N. Swisher, Jr. (14)	197,916	*
Andreas Grauer, M.D. (15)	133,333	*
Kimberly Park	—	*
Gregg Alton	—	*
All directors and named executive officers as a group (10 persons) (16)	19,517,884	16.4%

*	Less than 1 percent of our outstanding common stock.
(1)Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 149 Commonwealth Drive, Menlo Park, California 94025.
(2)Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2020. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.
(3)Information regarding the holdings of Blackrock, Inc., or Blackrock, is based on information obtained from Amendment No. 4 to Schedule 13G filed by Blackrock with respect to its holdings as of December 31, 2019. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)Information regarding the holdings of Vanguard Group Inc., or Vanguard, is based on information obtained from Amendment No. 2 to Schedule 13G filed by Vanguard with respect to its holdings as of December 31, 2019. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
.
(5)Consists of shares beneficially held by registered investment companies and separate accounts advised by subsidiaries of Federated Investors, Inc., or Federated, that have been delegated the power to direct investments and power to vote the securities by the registered investment companies’ board of trustees or directors and by the separate accounts’ principals. The foregoing beneficial ownership information is based on information obtained from Amendment No. 11 to Schedule 13G filed by Federated Investors, Inc. with respect to its holdings as of December 31, 2019. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., collectively referred to herein as the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, collectively referred to herein as the Trustees. The Trustees exercise collective voting control over Federated. Each of Federated, the Trust and the Trustees disclaims beneficial ownership of all holdings reflected herein, except to the extent of his individual pecuniary interest therein. Federated’s address is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779.
(6)Consists of shares held by Ingalls & Snyder LLC, or Ingalls, for the benefit of Ingalls & Snyder Value Partners, L.P., or ISVP, or other investment advisory clients. Information regarding the holdings of Ingalls and ISVP is based on information obtained from Amendment No. 11 to Schedule 13G filed by Ingalls with respect to its holdings as of December 31, 2019. ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor. Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients. Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls is 1325 Avenue of the Americas, New York, NY 10019.
(7)Information regarding the holdings of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, or Renaissance Technologies, is based on information obtained from Schedule 13G filed by Renaissance Technologies with respect to its holdings as of December 31, 2019. The address for Renaissance Technologies is 800 Third Avenue, New York, New York 10022.
(8)Includes 3,493,749 shares that may be acquired by Dr. Belanoff within 60 days of March 31, 2020 pursuant to options.
(9)Includes (a) 207 shares held in Mr. Baker’s name, (b) 955,055 shares held in The Baker Revocable Trust of which Mr. Baker is a trustee, (c) 996,631 shares held by a Roth IRA for the benefit of Mr. Baker, (d) 3,144,793 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner and (e) 287,916 shares that may be acquired by Mr. Baker within 60 days of March 31, 2020.
(10)Includes (a) 246,246 shares held in Mr. Wilson’s name, (b) 1,083,750 shares that may be acquired by Mr. Wilson within 60 days of March 31, 2020 pursuant to options, (c) 1,331,574 shares held by the James N. Wilson and Pamela D. Wilson Trust and (d) 901,067 shares held by James and Pamela Wilson Family Partners. Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and James and Pamela Wilson Family Partners pursuant to voting agreements. Mr. Wilson disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein.
(11)Includes (a) 8,025 shares held in Mr. Robb’s name, (b) 1,513,750 shares that may be acquired by Mr. Robb within 60 days of March 31, 2020 pursuant to options and (c) 11,205 shares held as custodian for his children under the California Uniform Transfers to Minors Act over which Mr. Robb has voting control.
(12)Includes (a) 1,119,888 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, (b) 50,000 shares held in Mr. Mahoney’s name and (c) 307,916 shares that may be acquired by Mr. Mahoney within 60 days of March 31, 2020 pursuant to options. Mr. Mahoney is a member of our Board.
(13)Includes (a) 50,024 shares held in Mr. Maduck’s name and (b) 1,215,625 shares that may be acquired by Mr. Maduck within 60 days of March 31, 2020 pursuant to options.
(14)Includes 197,916 shares that may be acquired by Mr. Swisher within 60 days of March 31, 2020 pursuant to options.
(15)Includes 133,333 shares that may be acquired by Dr. Grauer within 60 days of March 31, 2020 pursuant to options.
(16)Total number of shares includes common stock held by directors, named executive officers and entities affiliated with directors and named executive officers. See footnotes 8 through 15 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All related party transactions between us and our officers, directors or principal stockholders are reviewed and approved by our Audit Committee or a majority of the independent and disinterested members of our Board to ensure they are on terms no less favorable to us than could be obtained from unaffiliated third parties and have bona fide business purposes. In 2019, there were no related party transactions. On February 26, 2020, we purchased from Dr. Belanoff, our Chief Executive Officer, President and Director, 20,338 shares of common stock at a purchase price of $13.54 per share, which was the last quoted price per share on the Nasdaq Capital Market on the date of purchase. The aggregate purchase price was $275,377. We purchased the shares in order to provide Dr. Belanoff with liquidity to satisfy tax liability arising from his net (cashless) exercise in 2019 of stock options that were about to expire. This transaction was approved in advance by the Audit Committee and the Board.

Severance and Change in Control Agreements. We have entered into severance and change in control agreements with our executive officers. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will continue to receive, for 12 months, his or her base salary and continued health insurance coverage. The agreements also provide for full vesting of the terminated executive’s outstanding equity awards in the event the termination occurs, with or without cause, within 18 months following a change in control.

Director Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors for any event related to the fact that the officer and/or director is or was a director, officer, employee, consultant, agent or fiduciary of or to the Company or is or was serving at the request of the Board as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such indemnified person in any such capacity, other than for liabilities arising from willful misconduct, and to advance any expenses incurred as a result of any proceeding subject to indemnification.

See “Director Compensation” for a discussion of our director compensation policy.

CODE OF ETHICS
We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer and our principal accounting officer, which is available at our website, www.corcept.com. We intend to disclose at www.corcept.com any amendment to, or waiver of, any provision of our Code of Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and the Nasdaq Stock Market.

PROHIBITION OF EMPLOYEE, OFFICER AND DIRECTOR HEDGING
Our Insider Trading Compliance Policy prohibits our directors, officers and employees, as well as any of our contractors with access to our sales, financial and clinical data, from engaging in any hedging transactions. Under the policy, hedging transactions include any transactions that are intended to hedge or offset any decrease in the market value of our securities held by the individual as well as certain forms of monetization transactions (including forward contracts and zero-cost collars).

DELINQUENT SECTION 16(A) REPORTS
Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than ten percent of any class of our equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of these reports and representations of such reporting persons, we believe that in 2019 such reporting persons met applicable Section 16(a) requirements, with the exception of one late report on Form 3 filed by Dr. Grauer to report his appointment as a Section 16 officer.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our goal is to offer competitive compensation that rewards good performance in the short- and long-term. We pay direct compensation consisting of base salary, cash bonuses for the achievement of significant corporate goals and long-term equity incentive awards. The Compensation Committee has primary responsibility for the design and administration of our executive compensation program.

This section discusses the principles underlying our policies with respect to the compensation of the named executive officers included in the “Summary Compensation Table” and the factors that determined their compensation in 2019. Our named executive officers for 2019 were Joseph K. Belanoff, M.D., Chief Executive Officer and President; Charles Robb, Chief Financial Officer and Secretary; Sean Maduck, Senior Vice President, Commercial; and Andreas Grauer, M.D., Chief Medical Officer, who commenced employment on March 18, 2019.

Executive Summary
In 2019, we achieved significant clinical, commercial and financial goals:
•Advanced the clinical development of our proprietary selective cortisol modulator, relacorilant, as a potential treatment for patients with Cushing’s syndrome.
•Demonstrated in a Phase 1b trial that our proprietary selective cortisol modulator, miricorilant, is active in healthy volunteers experiencing weight gain caused by the antipsychotic medication olanzapine. Started a Phase 2 trial of miricorilant in patients with schizophrenia who have recently gained weight from taking antipsychotic medications.
•Significantly advanced the clinical development of relacorilant as a potential treatment for solid tumors, including enrolling patients with advanced ovarian cancer in a controlled, Phase 2 trial and formulating the development plan for relacorilant as a potential treatment for patients with metastatic pancreatic cancer.
•Increased revenue from $251.2 million in 2018 to $306.5 million in 2019.
•Increased our cash and investments by 52.5 percent, to $315.3 million.
Executive Compensation 2019 Program Overview
Based on our compensation principles and in light of strong performance by the company and its named executive officers and employees, the Compensation Committee and the Board took the following actions with respect to the compensation of our named executive officers for 2019:

Base Salary. Effective February 1, 2019, the Compensation Committee recommended, and the Board approved, a 4 percent increase to the annual base salaries of Dr. Belanoff, Mr. Robb and Mr. Maduck. Dr. Grauer’s base salary was set at the start of his employment.

Bonuses. In accordance with our practice of awarding cash bonuses for the achievement of significant corporate goals, in February 2020, we paid bonuses to all employees of the company, including our named executive officers, in recognition of the accomplishments described above.

Equity Awards. In February 2019, the Compensation Committee recommended, and the Board approved, the grant of options to each of our named executive officers other than Dr. Grauer. In April 2019, Dr. Grauer was granted a new-hire option award in connection with the start of his employment. These awards vest over a four-year period, subject to the named executive officer’s continued employment. The Board made these grants as an incentive for the recipients’ continued service and to align their interests with the interests of the company’s stockholders.

Strong Stockholder Support for our Compensation Decisions
Stockholder’s controlling ninety-five percent of the shares voted at our 2017 annual meeting voted to approve the 2016 compensation of our named executive officers. Fifty-eight percent of the shares voted approved our practice of submitting the compensation of named executive officers to a non-binding stockholder vote once every three years.  In light of this support, the Compensation Committee did not change the design of our compensation programs in 2018 or 2019. The Compensation Committee’s objective continues to be aligning management’s interests in long-term value creation with those of our stockholders’. In accordance with our practice on the frequency of advisory votes on the compensation of our named executive officers, we are seeking the approval of our stockholders, on an advisory basis, of our named executive officers’ compensation at the Annual Meeting. See Proposal 2 in this Proxy Statement.

Compensation Principles and Objectives
Our compensation program is meant to attract, motivate and retain highly-qualified executive officers by paying them competitively and in a manner that reflects our performance and their contributions to it. Each year the Board sets goals designed to link each named executive officer’s compensation to significant increases in Corcept’s long-term value. These goals reference the attainment of research, development, commercial and financial objectives, which the Board evaluates at end of each year. Because drug development can take many years, the largest portion of our named executives’ compensation consists of option grants that are subject to extended vesting periods and reward achievements that increase stockholder value in the long term.

Except for their salaries, compensation for our named executive officers is performance-based. The Compensation Committee determines the structure and amount of performance-based compensation based on its members’ experience with and understanding of the most effective practices in the biotechnology and specialty pharmaceutical industry.

These are the Compensation Committee’s objectives:
•Align executive and stockholder interests by providing equity awards and bonuses that are tied to company and individual performance in both the short- and long-term;
•Use the Compensation Committee members’ many years of experience with companies both inside and outside the pharmaceutical industry to design competitive compensation programs and awards recognizing that because of Corcept’s business model, there may be few directly comparable companies; and
•Take advantage of the fact that companies such as Corcept, which has relatively few employees compared to its revenue and the scope of its development programs, can implement compensation programs and practices that larger companies may have difficulty matching.

The members of the Compensation Committee are seasoned executives of, consultants to, or investors in the biotechnology and specialty pharmaceutical industry. Collectively the Chairman of the Board and members of the Compensation Committee have served as board and compensation committee members of many public and privately held companies including Aimmune Therapeutics, Symantec, Sunesis Pharmaceuticals, Adamas Pharmaceuticals and Cerus Corporation. As a result, we believe that the Chairman of the Board and the members of the Compensation Committee (as well as our other Board members) clearly understand the compensation structures and amounts that are necessary to attract, motivate and retain management talent in our industry.

Determination of Compensation
The Compensation Committee reviews the performance of our named executive officers annually. To aid the Compensation Committee in its deliberations, our Chief Executive Officer evaluates the performance of all executives other than himself and makes compensation recommendations regarding them.  The Compensation Committee bases its decisions on executive compensation on the Chief Executive Officer’s input, the input of other Board members and its own evaluation of the achievements of Corcept and of each executive. The Compensation Committee then sets or recommends salaries, performance bonuses and grants of stock options, taking into account its members’ understanding of compensation practices in the biotechnology and pharmaceutical industry and the members’ experiences as executives, consultants, board and compensation committee members, and investors.

Tax Considerations
The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility of annual compensation in excess of $1,000,000 paid to individuals who have ever served as named executive officers, in light of our overall compensation philosophy and objectives. The Compensation Committee may award compensation to our named executive officers that may not be fully deductible by Corcept if it determines that such compensation is in our stockholders’ best interests.

Elements of Executive Compensation
Base Salary
The Compensation Committee determines or recommends executive salaries based on its members’ many years of assessing the salaries required to attract, motivate and retain talented executives. Each year the Compensation Committee reviews the Chief Executive Officer’s base salary to determine if a change is appropriate based on its assessment of market trends and our performance. The Compensation Committee applies similar scrutiny to the salaries of our other officers, with input from the Chief Executive Officer and other Board members. Base salary increases are not determined formulaically. Based on the Compensation Committee’s assessment of market trends, the Compensation Committee recommended and the Board approved four percent increases to the annual base salaries of Dr. Belanoff, Mr. Robb and Mr. Maduck, effective February 1, 2019, resulting in 2019 annual base salaries of $709,800, $457,600 and $457,600, respectively. Dr. Grauer’s annual base salary of $457,600 was set at the start of his employment as our Chief Medical Officer in March 2019 as a result of arms’ length negotiations.

Performance-Based Compensation
Cash Bonus. We pay discretionary bonuses annually based on the Compensation Committee’s assessment of our achievement of significant corporate goals and the contribution to such achievements of each named executive officer. We also maintain the discretion to pay bonuses when significant goals – such as the successful completion of a clinical trial, approval of a new product, a significant increase in revenue or profitability, or substantial improvements in our management or operational capabilities – are met.

Annual bonuses for our named executive officers are targeted at a percentage of their base salaries, with actual payouts determined in the discretion of the Compensation Committee based on its evaluation of company and individual performance. Target bonuses are set based on the Compensation Committee’s assessment of market trends and performance. For 2019, our named executive officers’ target annual bonuses were as follows: Dr. Belanoff: 70% of base salary; Mr. Robb: 45% of base salary; Mr. Maduck: 45% of base salary; and Dr. Grauer: 45% of base salary. For Dr. Belanoff, Mr. Robb and Mr. Maduck, such target bonuses remained unchanged from their levels in 2018. Dr. Grauer’s target bonus was set at the start of his employment with us based on arms’ length negotiations, and for 2019, was subject to proration based on his partial year of employment.

In February 2020, the Compensation Committee evaluated the performance of our company and each of our named executive officers with respect to our short- and long-term goals and identified the accomplishments set forth in the Executive Summary above. These include: (i) opening clinical sites and enrolling patients in the United States, Europe and Israel in the Phase 3 trial of relacorilant as a potential treatment for patients with Cushing’s syndrome; (ii) preparing to start a Phase 3 trial of relacorilant in patients whose Cushing’s syndrome is caused by adrenal adenomas; (iii) demonstrating in a Phase 1b trial that miricorilant is active in mitigating antipsychotic-induced weight gain; (iv) enrolling patients in a Phase 2 trial of miricorilant for the reversal of recent antipsychotic-induced weight gain; (v) significantly advancing the clinical development of relacorilant, in combination with the chemotherapeutic agent nab-paclitaxel, as a potential treatment for patients with advanced ovarian cancer and metastatic pancreatic cancer; and (vi) significant growth in our revenue, cash and investments. In light of these achievements, the Compensation Committee recommended, and the Board approved, corporate performance at 150 percent of target and bonus payments in the following amounts: Dr. Belanoff: $745,290; Mr. Robb: $308,881; Mr. Maduck: $308,881; and Dr. Grauer: $243,720.

Long-Term Equity Incentive Program. Our named executive officers are eligible to receive grants of stock options under our 2012 Incentive Award Plan. We believe that equity incentives are necessary to link executive compensation to the performance of our stock and our sustained growth. We have used stock options as our long-term performance-based equity incentive vehicle because we believe they maximize the incentive to increase stockholder value, since there is no financial gain unless our stock price appreciates.

The Compensation Committee or the Board typically grant stock options when a named executive officer joins Corcept and then annually in connection with its evaluation of the named executive officer’s potential future performance. The Compensation Committee or the Board also typically grant stock options following a significant change in job responsibility or in recognition of a significant achievement. The Compensation Committee determines the number of shares underlying each stock option grant based on a number of factors, including the scope of the named executive officer’s responsibilities and anticipated contributions to achievement of our goals, the value of the stock option at the time of grant and the Compensation Committee’s or the Board’s understanding of industry practices and norms and other competitive factors. The relative weight given to each of these considerations is at the Compensation Committee’s discretion. There is no set formula.

To incentivize continued employment, stock options granted to our named executive officers generally vest over four years. We have occasionally granted stock options that vest based on the attainment of performance goals. Stock option awards generally expire ten years from the date of the grant, which allows the executive to focus on the creation and sustainment of long-term stockholder value and to have a reasonable opportunity to benefit from price appreciation in our shares. The exercise price is set at our common stock’s fair market value on the date of grant.

In February 2019, the Compensation Committee recommended, and the Board approved, the following option grants to our named executive officers as an incentive toward their continued service and to further align their interests with the interests of our stockholders: Dr. Belanoff: 475,000 shares; Mr. Robb, 250,000 shares; and Mr. Maduck, 200,000 shares. The size of each award was based on the Compensation Committee’s determination of the recipient’s ability to contribute to our future success. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.

In April 2019, in connection with Dr. Grauer’s commencement of employment as the Company’s Chief Medical Officer, the Board granted to Dr. Grauer an option to purchase 425,000 shares of the Company’s common stock. The option vests with respect to 25 percent of the shares subject to the grant on March 19, 2020, and then in 36 equal installments on each monthly anniversary thereafter, subject to Dr. Grauer’s continued employment at each monthly vesting date.

Severance and Change in Control Arrangements
We have entered into Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to duties without distraction should there arise the possibility of a change in the control of our company and to help ensure a smooth transition should such a change in control occur. The terms of these agreements are the same for all of the named executive officers. For a detailed description, see “Potential Payments Upon Termination or Change in Control - Severance and Change in Control Agreements,” below.

Other Elements of Compensation
Our executives are eligible to receive retirement and insurance benefits on the same terms as our other employees, as set forth below.  Eligibility for all employees begins on the first day of the month coinciding with or immediately following the first business day of employment.  These benefits help us attract and retain talented employees in a competitive market, where such benefits are common.  Each year, we review the benefits package we offer.

401(k) Plan. We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, to cover eligible employees of the company and any designated affiliate. The 401(k) Plan permits eligible employees to defer up to 100 percent of their annual compensation, subject to limitations imposed by the Internal Revenue Code.  All contributions are immediately vested and non-forfeitable. We make no matching contributions

Medical Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, and his or her spouse and children with comprehensive health, dental and vision insurance.

Life and Disability Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, disability and life insurance.

Other. From time to time, we provide new employees with relocation benefits in connection with their commencement of employment with us, which we believe is reasonable and necessary for recruitment. Pursuant to Dr. Grauer’s offer letter, Dr. Grauer was entitled to receive, in connection with his commencement of employment with us in March 2019: (i) reimbursement for the packing and shipping of household goods, (ii) up to six months of temporary housing; and (ii) reimbursement of up to $10,000 for approved miscellaneous relocation expenses. We also provided to Dr. Grauer a tax-gross up for the reimbursement of his temporary housing in 2019. In 2020, our Board also approved providing a housing supplement to Dr. Grauer equal to 100 percent of his housing costs for 2020, 50 percent of his housing costs for 2021 and 25 percent of his housing costs for 2022.

Policies with Respect to Equity Compensation Awards
Our policy is to grant stock option awards with an exercise price equal to the last quoted price per share on the Nasdaq Capital Market on the date of grant. We do not select option grant dates for named executive officers in coordination with the release of material non-public information.

We also have an insider trading policy that prohibits our named executive officers and Board members from engaging in certain transactions in our stock, including short sales, and in derivative securities related to our stock. For a detailed description, see “Prohibition of Employee, Officer and Director Hedging,” above.

2019 Summary Compensation Table
The following table provides compensation information for the years ended December 31, 2019, 2018 and 2017 for each of our named executive officers.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation (3) ($)	Total ($)
Joseph K. Belanoff, M.D.,	2019	707,525	745,290	3,506,155	—	4,958,970
Chief Executive Officer and	2018	679,792	477,750	5,157,075	—	6,314,617
President	2017	647,333	702,000	2,922,119	—	4,271,452
Charles Robb,	2019	456,133	308,881	1,845,345	—	2,610,359
Chief Financial Officer and	2018	436,667	237,600	2,171,400	—	2,845,667
Secretary	2017	397,929	320,000	1,062,589	—	1,780,518
Sean Maduck,	2019	456,133	308,881	1,476,276	—	2,241,290
Senior Vice President,	2018	436,667	198,000	2,171,400	—	2,806,067
Commercial	2017	397,917	320,000	2,036,818	—	2,754,735
Andreas Grauer, M.D.	2019	362,267	243,720	3,115,335	78,245	3,799,567
Chief Medical Officer (2)

(1)Amounts shown do not reflect compensation actually received by the named executive officers or the actual value that may be recognized by the named executive officers with respect to these awards in the future. Amounts reported constitute the grant date fair value of option awards as calculated under FASB ASC Topic 718. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements, Note 8 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)Dr. Grauer was hired as our Chief Medical Officer on March 18, 2019.
(3)Represents (i) reimbursements of $17,287 for the movement of household goods and other relocation expenses; (ii) $39,879 reimbursed for temporary housing; and (iii) $21,079 in the amount of a tax gross-up relating to the temporary housing benefit, in each case, provided to Dr. Grauer in connection with his commencement of employment with us.

Grants of Plan-Based Awards During 2019
The following table summarizes the grants of option awards we made to the named executive officers in 2019.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (no. of shares)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards (3) ($)
Joseph K. Belanoff, M.D.	2/8/2019	475,000 (1)	11.35	3,506,155
Charles Robb	2/8/2019	250,000 (1)	11.35	1,845,345
Sean Maduck	2/8/2019	200,000 (1)	11.35	1,476,276
Andreas Grauer, M.D.	4/1/2019	425,000 (2)	11.29	3,115,335

(1)These stock options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the terms and conditions of the option award agreement.
(2)Twenty-five percent of this stock option vests on the one-year anniversary of grant and the remainder of the stock option vests in 36 equal installments on each monthly anniversary of the grant date thereafter until fully vested, subject to the terms and conditions of the option award agreement.

(3)The amount reported constitutes the grant date fair value of the option award, calculated in accordance with FASB ASC Topic 718. Refer to Note 8 “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” included in Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for the relevant assumptions used to determine the valuation of our option awards.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding options for each of our named executive officers as of December 31, 2019. To date, no stock awards have been granted to any of our named executive officers.

	Vesting Commencement	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration
Name	Date (1)	(no. of shares)	(no. of shares)	($/share)	Date
Joseph K. Belanoff, M.D.	5/19/2011	800,000	—	$4.42	5/19/2021
	1/30/2013	800,000	—	$2.08	1/30/2023
	2/18/2015	450,000	—	$3.29	2/18/2025
	2/26/2016	527,083	22,917	$3.88	2/26/2026
	2/10/2017	389,583	160,417	$8.27	2/10/2027
	2/7/2018	217,708	257,292	$16.52	2/7/2028
	2/8/2019	98,958	376,042	$11.35	2/8/2029
Charles Robb	9/1/2011	600,000	—	$2.70	9/1/2021
	1/30/2013	200,000	—	$2.08	1/30/2023
	11/19/2013	45,000	—	$1.92	11/19/2023
	2/18/2015	150,000	—	$3.29	2/18/2025
	2/26/2016	143,750	6,250	$3.88	2/26/2026
	2/10/2017	141,666	58,334	$8.27	2/10/2027
	2/7/2018	91,666	108,334	$16.52	2/7/2028
	2/8/2019	52,083	197,917	$11.35	2/8/2029
Sean Maduck	11/1/2012	25,000	—	$2.24	11/1/2022
	1/30/2013	20,000	—	$2.08	1/30/2023
	10/16/2013	25,000	—	$1.92	11/19/2023
	2/6/2014	40,000	—	$3.02	2/6/2024
	8/1/2014	55,009	—	$2.61	8/1/2024
	2/18/2015	234,991	—	$3.29	2/18/2025
	2/26/2016	143,750	6,250	$3.88	2/26/2026
	4/27/2016	137,500	12,500	$5.05	5/2/2026
	2/10/2017	283,333	116,667	$8.27	2/10/2027
	2/7/2018	91,666	108,334	$16.52	2/7/2028
	2/8/2019	41,666	158,334	$11.35	2/8/2029
Andreas Grauer, M.D.	3/18/2019	—	425,000	$11.29	3/18/2029

(1)Except the grant to Dr. Grauer, which vested with respect to 25 percent of the shares on March 19, 2020 and vests in 36 equal monthly installments after that, subject to his continued employment through the monthly vesting date, each unvested option vests and becomes exercisable in equal monthly installments through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued employment through the monthly vesting date.

Option Exercises in 2019
The following table includes certain information with regard to options exercised by our named executive officers during 2019.

Option Awards
Name	Number of Shares Acquired On Exercise (no. of shares)	Value Realized on Exercise ($)(1)
Joseph K. Belanoff, M.D. (2)	782,885	8,408,185
Charles Robb	30,000	354,428

(1)The value realized on exercise represents, for each share exercised, the excess of the closing trading price of our common stock on the date of exercise over the exercise price of the option.
(2)The shares acquired on exercise by Dr. Belanoff were issued as part of a net exercise whereby 427,528 shares were retained by us to satisfy the exercise price and statutory withholding requirements.

Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation
None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control
Severance and Change in Control Agreements
We have entered into Severance and Change in Control Agreements with each of our named executive officers. The terms of the agreements are identical. They provide that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements) prior to or more than 18 months following a change in control, the executive will be eligible to receive 12 months of his or her then-current base salary, payable in substantially equal installments in accordance with the company’s customary payroll procedures and continued health insurance coverage for up to 12 months following the date of termination. In addition, the agreements provide that in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be eligible to receive an amount equal to 12 months of his or her then-current base salary payable in a lump sum, continued health insurance coverage for up to 12 months following the date of termination, and full vesting of all outstanding equity awards. The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment. No severance will be paid or provided until the separation agreement and release of claims becomes effective.

The following table reflects compensation payable to each of Drs. Belanoff and Grauer and Messrs. Robb and Maduck upon a change in control or various employment termination events. The amounts shown below assume that (i) the named executive officer experienced a qualifying termination effective as of December 31, 2019 or (ii) a change in control of our company occurred and the named executive officer experienced a qualifying termination on December 31, 2019.

Name	Benefit	Termination For Any Reason Outside of a Change in Control	Termination For Any Reason Within 18 Months Following a Change in Control
Joseph K. Belanoff, M.D.	Base Salary	707,525	$707,525
	Accelerated Vesting of Stock Options	—	$1,084,806	(1)
	Health Insurance Benefit	$31,152	$31,152
	Total	$738,677	$1,823,483
Charles Robb	Base Salary	456,133	$456,133
	Accelerated Vesting of Stock Options	—	$423,232	(1)
	Health Benefit	$22,397	$22,397
	Total	$478,530	$901,762
Sean Maduck	Base Salary	$456,133	$456,133
	Accelerated Vesting of Stock Options	—	$705,085	(1)
	Health Insurance Benefit	$31,152	$31,152
	Total	$487,285	$1,192,370
Andreas Grauer, M.D.	Base Salary	$362,267	$362,267
	Accelerated Vesting of Stock Options	—	$344,250	(1)
	Health Insurance Benefit	$21,169	$21,169
	Total	$383,436	$727,686

(1)For unvested options held by named executive officers as of December 31, 2019, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying any excess in the closing price for our company’s common stock on the Nasdaq Stock Market as of December 31, 2019, $12.10, over the exercise price of the option grant, times the number of unvested shares subject to the option as of that date.

Risk Assessment of Compensation Programs
Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that will have a material adverse effect on our company. To make this determination, they reviewed the company’s compensation policies, plans and practices with a focus on compensation program design, payment methodology, relationship to performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies. During the review, the Compensation Committee noted risk mitigating factors inherent in our compensation practices, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short and long-term compensation plans, the balance between fixed and variable pay and the mix of short and long-term incentives that encourage consistent performance over a sustained period, and these factors aligned the interests of our named executive officers and employees with those of our stockholders.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2019 with respect to the shares of our common stock that may be issued under all of our existing equity compensation plans, which consist of the 2012 Incentive Award Plan and the 2004 Equity Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(2)
Equity compensation plans approved by stockholders	23,600,627	$8.77	8,623,981	(1)(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	23,600,627	$8.77	8,623,981

(1)Represents shares of common stock remaining available for future issuance under our 2012 Incentive Award Plan as of December 31, 2019.
(2)The 2012 Incentive Award Plan contains an “evergreen” provision that allows for an increase on the first day of each year beginning in 2013 and ending in 2022 equal to the lesser of an additional (i) 8,000,000 shares of our common stock, (ii) 4 percent of the outstanding shares of common stock on the immediately preceding December 31 or (iii) such smaller number of shares determined by the Board. None of our other plans has an “evergreen” provision. On February 7, 2020, the Board authorized an “evergreen” increase in the shares available for grant under the 2012 Plan to be equivalent to 4 percent of the shares of our common stock outstanding on December 31, 2019, which represented an increase of 4,581,942 shares to the plan.

DIRECTOR COMPENSATION
The following table provides compensation information, for the one-year period ended December 31, 2019, for each non-employee member of our Board.  Dr. Belanoff is not provided additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
James N. Wilson	125,128	505,933	631,061
G. Leonard Baker, Jr.	66,336	168,644	234,980
Daniel M. Bradbury (3)	29,095	—	29,095
Daniel N. Swisher, Jr.	80,172	168,644	248,816
David L. Mahoney	73,017	168,644	241,661
Renée D. Galá (4)	30,259	—	30,259
Kimberly Park (5)	18,778	517,397	536,175

(1)Amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future. Instead, the amounts shown represent the grant date fair value of the awards as calculated under FASB ASC Topic 718. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements, Note 8 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)As of December 31, 2019, our non-employee directors held options outstanding to purchase the following number of shares: Mr. Baker: 290,000; Mr. Bradbury: 245,000; Mr. Swisher: 200,000; Mr. Mahoney: 310,000; and Mr. Wilson: 1,090,000 shares. During 2019, Mr. Wilson, as chairman of the board, was granted an option to purchase 75,000 shares with a grant date fair value of $505,933, Messrs. Baker, Swisher and Mahoney were each granted an option to purchase 25,000 shares with a grant date fair value of $168,645. All of these awards vest pro-rata over a one-year period at the rate of 8.3334 percent on the monthly anniversary of the date of grant, subject to continued service.
(3)Mr. Bradbury did not stand for reelection at our 2019 annual meeting.

(4)Ms. Galá did not stand for reelection at our 2019 annual meeting.

(5)Ms. Park was appointed to our board of directors in September 2019. On September 17, 2019, Ms. Park was granted an option to purchase 60,000 shares of the Company’s common stock, at an exercise price of $13.49 per share, the closing price of the Company’s common stock on the Nasdaq

Stock Market on the date of grant. The grant date fair value of this option was $517,397. This option will vest over a 4-year period, with 25 percent vesting on the first annual anniversary of the date of grant and the remainder vesting ratably on each monthly anniversary thereafter until fully vested, subject to Ms. Park’s continued service.

For 2019, non-employee directors received a fee for their services in the amount of $50,000, increased from $40,000 effective January 1, 2019. In addition, the Chair and members of the Audit Committee received fees of $20,000 and $10,000, respectively; the Chair and members of the Compensation Committee received fees of $15,000 and $7,500, respectively; and the Chair and members of the Corporate Governance & Nominating Committee received fees of $10,000 and $5,000, respectively. The chairman of our Board received a cash retainer of $120,000 in lieu of any other fees. New directors are granted an option to purchase 60,000 shares of common stock. The initial director options vest with respect to 25 percent of the shares on the first anniversary of the date of the grant and, in 36 equal monthly installments thereafter, subject to the director’s continued service on each monthly vesting date. Non-employee directors who are reelected at the 2020 Annual Meeting are each granted an option to purchase 25,000 shares of common stock that vests in 12 equal monthly installments from the date of the 2020 Annual Meeting, subject to the director’s continued service on each monthly vesting date. Non-employee directors that are appointed to the Board mid-year receive a pro-rated annual option grant. The Board has historically approved option awards for directors serving certain leadership roles. In 2019, the Board granted Mr. Wilson an option to purchase 75,000 shares of common stock, vesting in 12 monthly installments for his service as Chairman of the Board, subject to his continued service on each monthly vesting date. For 2020, the Board approved increasing the annual option for each director other than Mr. Wilson to 30,000 shares and granting to Mr. Wilson an option to purchase 80,000 shares of common stock for his service as Chairman of the Board.

We have also entered into a Severance and Change in Control Agreement with Mr. Wilson. The agreement with Mr. Wilson provides that if his employment or service on the Board is terminated involuntarily by us without “cause” or by him for “good reason” (as each is defined in the agreement) within 18 months following a change in control all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive vesting acceleration under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to our Company within 60 days following termination of employment.

Pay Ratio Disclosure
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K require us to report the ratio of the median annual compensation of our full- and part-time employees in 2019 (that is, the compensation of the employee whose compensation is in the middle of the group, with as many employees earning more as earned less, not including our CEO) to the annual total compensation of our CEO.

We identified the employee with median compensation by comparing the W-2 gross income (Box 1) of all full- and part-time employees (except our CEO) who were employed on December 31, 2019. To permit meaningful comparisons between employees who worked for us less than the entire year and those who worked for us during the entire year, we annualized each permanent employee’s compensation based on the percentage of the year they worked for us. The annual total compensation of our median employee was $253,070 for 2019, including base salary earned for 2019, the grant date fair value options awarded in 2019 and the bonus paid in February 2020 with respect to 2019 performance.

As disclosed above in the Summary Compensation Table, our CEO’s annual total compensation for 2019 was $4,958,970.

As calculated above, the annual total compensation of our median employee excluding the CEO to that of our CEO is as follows:

Median employee	$253,070
CEO	$4,958,970
Ratio	20:1

Because public companies use different methods to calculate their pay ratios, the ratio we report should not be used as a basis for comparing Corcept to its peers.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently our officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

•The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management; and
•Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee

David L. Mahoney, Chairman
G. Leonard Baker, Jr.
Daniel N. Swisher, Jr.

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*
Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq and the SEC.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2019 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst and Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;
•considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;
•reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;
•reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;
•based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission; and
•instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee has also recommended, subject to stockholder ratification in Proposal 2 in this Proxy Statement, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Audit Committee

Daniel N Swisher, Jr., Chairman
David L. Mahoney
Kimberly Park

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
Fees for audit services totaled approximately $1,807,000 in 2019 and $1,871,000 in 2018, including fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in connection with the integrated annual audit of our financial statements and internal control over financial reporting in 2019 and 2018, respectively, review of our quarterly financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit and services provided in connection with other statutory or regulatory filings, including consents.

Audit-Related Fees, Tax Fees, and All Other Fees
        Fees for tax advisory services from our independent registered public accounting firm totaled approximately $47,000 and $38,000 in 2019 and 2018, respectively.

We did not incur audit-related fees for assurance and related services, or for any other products or services, from our independent registered public accounting firm in 2019 or 2018.

Pre-approval of audit-related and non-audit services
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. Pre-approval may be given as part of our Audit Committee’s annual review and approval of the scope and estimated cost of non-audit services that may be provided by the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees, provided that the Chair shall report any decision to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided in the future by the independent registered public accounting firm.

Consistent with this policy, in 2019 and 2018 all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE 2020 ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS
At the 2020 Annual Meeting, the stockholders will vote on the election of seven directors, each to serve until the annual meeting of stockholders in 2021 and until their successors are duly elected and qualified. The Corporate Governance and Nominating Committee has recommended, and the Board has unanimously nominated, James N. Wilson, Gregg Alton, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., Kimberly Park, David L. Mahoney and Daniel N. Swisher, Jr. for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for the nominees at the 2020 Annual Meeting. Directors will be elected by a plurality of the votes cast, in person or by proxy, or by remote communication, if applicable, at the 2020 Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the election of the nominees as listed above.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2020 Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Representatives of Ernst & Young LLP are expected to attend the 2020 Annual Meeting and have the opportunity to make statements and respond to appropriate questions.

Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We intend for our executive compensation program to attract and retain talented, entrepreneurial and creative executives who will successfully manage our commercial and development programs. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in advancing our goals and furthering the interests of our stockholders.

Stockholders should read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, which discusses our compensation policies and procedures, and the 2019 compensation for our named executive officers.

In accordance with Section 14A of the Securities Exchange Act, this Proxy Statement includes a non-binding advisory stockholder vote to approve the compensation of our named executive officers. We ask you to approve, on a non-binding advisory basis, the compensation of our named executive officers listed in the 2019 Summary Compensation Table in the Executive Compensation section, including Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.

Stockholders may vote “for,” “against” or “abstain” on the following non-binding advisory resolution:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion in this Proxy Statement.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will carefully consider the results and take them into account when determining our executive compensation programs. The Board recommends that you indicate your support for our compensation policies. Unless our Board changes its policy with respect to the frequency of stockholder votes on executive compensation, we expect to hold our next such vote at the 2023 Annual Meeting of Stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion in this Proxy Statement.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their discretion.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2021 Annual Meeting of Stockholders must be received by us at 149 Commonwealth Drive, Menlo Park, California 94025, on or before December 30, 2020 and must otherwise comply with Rule 14a-8 under the Exchange Act. If the date of the 2021 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of our 2020 Annual Meeting of Stockholders, the deadline pursuant to Rule 14a-8 under the Exchange Act will instead be a reasonable time before we begin to print and send our proxy materials. If we are not notified by the deadline under Rule 14a-8 under the Exchange Act of a proposal to be brought before the 2021 Annual Meeting of Stockholders, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement.

Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2021 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our company at our principal executive offices not earlier than 120 days (December 30, 2020) and not later than 90 days (January 29, 2021) before the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received by the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the first public announcement of the date of such meeting.

Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person (as defined in the Company’s Amended and Restated Bylaws), (b) the text of the proposal or business (including the text of any resolutions proposed for consideration), (c) a reasonably detailed description of all agreements, arrangements and understandings (i) between or among any of the Proposing Persons or (ii) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder, and (d) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us are available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2019 or the 2020 proxy materials. Requests for such copies should be made by written request to Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, Attention: Secretary, or by oral request by calling (650) 327-3270.

By Order of the Board of Directors,

/s/ Charles Robb
Charles Robb
Chief Financial Officer and Secretary
Menlo Park, California
April 27, 2020

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE AT THE VIRTUAL MEETING EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.b

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CORCEPT THERAPEUTICS INCORPORATED

As a stockholder of Corcept Therapeutics Incorporated, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 26, 2020.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend: https://www.cstproxy.com/corcept/2020

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

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PROXY

Please mark your votes like this **X**

The Board of Directors recommends that you vote "FOR" the election of each of the following nominees and "FOR" Proposals 2 and 3.

1. To elect seven directors to hold office until the 2021 Annual Meeting of Stockholders and until their successors are duly qualified and elected, the nominees listed below:

(1) James N. Wilson
(2) Gregg Alton
(3) G. Leonard Baker, Jr.
(4) Joseph K. Belanoff, M.D.
(5) David L. Mahoney
(6) Kimberly Park
(7) Daniel N. Swisher, Jr.

FOR All nominees listed (except as indicated below)	WITHHOLD AUTHORITY to vote (as to all nominees)
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)

____

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any other means described in the accompanying proxy statement.

CONTROL NUMBER

Signature______________________________**Signature, if held jointly**______________________________ **Date**__________, **2020**

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

The 2020 Proxy Statement and our 2019 Annual Report are available at https://www.cstproxy.com/corcept/2020

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PROXY

CORCEPT THERAPEUTICS INCORPORATED

The undersigned hereby appoints Joseph K. Belanoff, M.D., G. Charles Robb and James N. Wilson, or any one of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the "Company") to be held on May 27, 2020 at 7:30 a.m., local time, via the Internet at https://www.cstproxy.com/corcept/2020, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

(Continued and to be marked, dated and signed, on the other side)